Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253114

Registration No. 333-264421

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 19, 2022 and

Prospectus dated April 28, 2022)

ADVENT TECHNOLOGIES HOLDINGS, INC.

Primary Offering Of

26,392,355 Shares of Common Stock

Secondary Offering of

23,210,601 Shares of Common Stock

4,340,278 Warrants to Purchase Common Stock

and

10,152,865 Shares of Common Stock

This prospectus supplement amends and supplements (i) the prospectus dated April 19, 2022 (as supplemented or amended from time to time, the “April 19 Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253114) and (ii) the prospectus dated April 28, 2022 (as supplemented or amended from time to time, the “April 28 Prospectus” and together with the April 19 Prospectus, the “Prospectuses” and each, a “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-264421). This prospectus supplement is being filed to update and supplement the information in each Prospectus with the information contained in our Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2022 (which is attached to and a part of this prospectus supplement), only to the extent that any information contained in those documents is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

The April 19 Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 22,029,279 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”) issued by AMCI Acquisition Corp. (“AMCI”) in its initial public offering; (ii) 3,940,278 shares of our common stock that may be issued upon exercise of placement warrants at an exercise price of $11.50 per share that were originally sold to AMCI Sponsor LLC (the “Sponsor”) in a private placement consummated simultaneously with AMCI’s IPO (the “placement warrants”); and (iii) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants at an exercise price of $11.50 per share that were issued to the Sponsor in connection with loans made by it to AMCI prior to the closing of the Business Combination, (the “working capital warrants” and, together with the placement warrants and the public warrants, the “warrants”).

The April 19 Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the April 19 Prospectus or any of their permitted transferees, of (i) up to an aggregate of 6,500,000 shares of our common stock that were issued to certain investors in a private placement in connection with the closing of the Business Combination; (ii) up to an aggregate of 12,370,323 shares of our common stock otherwise held by the selling securityholders; (iii) up to an aggregate of 3,940,278 shares of our common stock that may be issued upon exercise of the placement warrants held by the selling securityholders; (iv) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants held by the selling securityholders and (v) up to an aggregate of 3,940,278 placement warrants and 400,000 working capital warrants held by the selling securityholders, as further described in the April 19 Prospectus. The April 19 Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The April 28 Prospectus relates to the offer and sale, from time to time, by the selling securityholders named in the April 28 Prospectus or any of their permitted transferees of up to an aggregate of 10,152,865 shares of our common stock, consisting of (i) 5,124,846 shares issued to F.E.R. fischer Edelstahlrohre GmbH on August 31, 2021 pursuant to the Share Purchase Agreement, dated as of June 25, 2021, and (ii) 5,028,019 shares held by other selling securityholders. The April 28 Prospectus and this prospectus supplement also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ADN” and “ADNWW”, respectively. On October 13, 2022, the closing price of our common stock was $2.13 per share and the closing price of our warrants was $0.329 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2022

ADVENT TECHNOLOGIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 655-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADN	The Nasdaq Capital Market
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 31, 2022, the Board of Directors of Advent Technologies Holdings, Inc. (the “Company”) approved and adopted the Second Amended and Restated Bylaws of the Company (the “Second Amended and Restated Bylaws”) that amends the quorum for a stockholders’ meeting to be at least one third (1/3) of all issued and outstanding shares of the capital stock of the Company entitled to vote, present in person or by proxy.

The foregoing summary of the Second Amended and Restated Bylaws does not purport to be complete and is subject to, and qualified in their entirety by reference to the Second Amended and Restated Bylaws, copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of Advent Technologies Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVENT TECHNOLOGIES HOLDINGS, INC.

	By:	/s/ James F. Coffey
Dated: September 2, 2022		Name:	James F. Coffey
		Title:	Chief Operating Officer and General Counsel

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